Exhibit 4.10

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of July 24, 2025, among AMC Entertainment Holdings, Inc., a Delaware corporation (the “Company”), the guarantors listed on the signature pages hereto (the “Guarantors”) and CSC Delaware Trust Company (as successor to U.S. Bank Trust Company, National Association), as trustee (in such capacity, the “Trustee”) and notes collateral agent (in such capacity, the “Notes Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Company and the Guarantors have heretofore executed and delivered to the Trustee and the Notes Collateral Agent an indenture, dated as of February 14, 2022 (as previously amended, supplemented and/or modified from time to time, the “Indenture”), providing for the issuance of the Company’s 7.500% Senior Secured Notes due 2029 (the “Notes”);

WHEREAS, $950,000,000 in aggregate principal amount of the Notes is currently outstanding and not owned by the Company or the Guarantors or by any Person controlling or controlled by them;

WHEREAS, subject to certain exceptions, Section 9.02 of the Indenture provides, among other things, that the Company, the Guarantors, the Trustee and the Notes Collateral Agent may modify or amend the Indenture, the Notes, any Subsidiary Guarantee, the First Lien Intercreditor Agreement, the First Lien/Second Lien Intercreditor Agreement and the other Security Documents, and any existing Default or Event of Default or compliance with any provision of the Indenture, the Notes, any Subsidiary Guarantee, the First Lien Intercreditor Agreement, the First Lien/Second Lien Intercreditor Agreement or any Security Document may be waived, in each case, with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding voting as a single class (including consents or waivers obtained in connection with a purchase of, or tender offer (including a Change of Control Offer) or exchange offer for, the Notes);

WHEREAS, the Company has received, and has delivered to the Trustee and the Notes Collateral Agent evidence of, the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (as determined by Section 13.06 of the Indenture) voting as a single class as evidenced by the consents dated as of the date hereof (attached as Exhibit A to the Officers’ Certificate delivered as of the date hereof (the “Officers’ Certificate”) (the “Consents”);

WHEREAS, the Company requests the Trustee and the Notes Collateral Agent to execute and deliver this Supplemental Indenture in reliance of the Officers’ Certificate and an Opinion of Counsel, each dated as of the date hereof, relating to this Supplemental Indenture in accordance with Sections 9.06, 13.04 and 13.05 of the Indenture;

WHEREAS, all requirements necessary to make this Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been met and performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects;

WHEREAS, on July 22, 2024, the Company and Muvico, LLC, a wholly owned subsidiary of the Company, entered into a Transaction Support Agreement (together with all exhibits, annexes and schedules thereto, the “Transaction Support Agreement”), relating to a series of transactions to enhance the Company’s capital structure with the Consenting Secured Parties (as defined in the Transaction Support Agreement); and

WHEREAS, on July 22, 2024, the Company completed a series of transactions described in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 22, 2024.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Trustee and the Notes Collateral Agent, as applicable, mutually covenant and agree for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes as follows:

Article I

AMENDMENTS TO INDENTURE AND NOTES

Section 1.1        Amendments. (a)  The Indenture is hereby amended by deleting the following Sections of the Indenture and all references and definitions related solely thereto in their entirety:

•	Section 4.05 (Limitation on Indebtedness and Certain Equity Securities);

•	Section 4.06 (Limitation on Restricted Payments and Prepayments of Junior Financing);

•	Section 4.08 (Limitation on Transactions with Affiliates);

•	Section 4.09 (Negative Pledge);

•	Section 4.10 (Future Guarantors);

•	Section 4.16 (Asset Sales);

•	Section 4.17 (After-Acquired Collateral);

All such deleted Sections are replaced with “[Intentionally Omitted].”

(b)            The following definitions shall be added to Section 1.01 of the Indenture:

“2024 Permitted Transactions” means the “Transactions” as defined in the Master Closing Agenda.

“2025 Permitted Transactions” means those certain transactions and related transactions as described in the Company’s Current Report on Form 8-K, filed with the SEC on July 1, 2025.

“Exchangeable Notes Indenture” means the Indenture, dated as of July 22, 2024, pursuant to which the 6.00%/8.00% Cash/PIK Toggle Senior Secured Exchangeable Notes due 2030 were issued, by and among Muvico, LLC, Centertainment Development, LLC, the Company, the other guarantors party thereto and GLAS Trust Company, LLC, as trustee and collateral agent.

“Master Closing Agenda” means the Master Closing Agenda, dated July 22, 2024, setting forth the New Term Loan Credit Agreement and the Exchangeable Notes Indenture, the transactions contemplated by and the other transactions entered into concurrently therewith.

“New 2029 Secured Notes Indenture” means the Indenture, dated on or about July 24, 2025, by and among the Company, the guarantors party thereto and CSC Delaware Trust Company, as trustee and notes collateral agent governing the Company’s Senior Secured Notes due 2029, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“New Exchangeable Notes Indenture” means the Indenture, dated on or about July 24, 2025, by and among Muvico, LLC, the guarantors party thereto and GLAS Trust Company LLC, as trustee and notes collateral agent governing Muvico LLC’s Senior Secured Exchangeable Notes due 2030, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“New Term Loan Credit Agreement” means the Credit Agreement, dated as of July 22, 2024, by and among the Company, as a borrower, Muvico, LLC, as a borrower, the lenders party thereto from time to time and Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Supplemental Indenture” means the Supplemental Indenture, dated as of July 24, 2025, among the Company, the guarantors party thereto and CSC Delaware Trust Company (as successor to U.S. Bank Trust Company, National Association), as trustee and notes collateral agent.

“Transactions” means the 2024 Permitted Transactions and the 2025 Permitted Transactions.

(c)            The definition of “Permitted Liens” shall be amended to add a new clause (xxxv) as follows: “Liens permitted under the New Term Loan Credit Agreement, the New 2029 Secured Notes Indenture, the Exchangeable Notes Indenture and/or the New Exchangeable Notes Indenture from time to time, including by any amendment, restatement, amendment and restatement, supplement, waiver, forbearance or other modification thereto.”

(d)           The definition of “Unrestricted Subsidiary” shall be deleted in its entirety and replaced with “Unrestricted Subsidiary” means (a) any Subsidiary designated by the Company as an Unrestricted Subsidiary (including any Subsidiary that has been designated by the Company as an Unrestricted Subsidiary prior to the date of the Supplemental Indenture) and (b) any Subsidiary of any such Unrestricted Subsidiary.”

(e)            Section 4.07 of the Indenture (Limitation on Liens) is hereby amended and restated in its entirety as follows:

Section 4.07 Limitation on Liens

(a)             The Company will not and will not permit any Restricted Subsidiary to create, incur or assume any Lien (other than Permitted Liens) (each, an “Initial Lien”) that secures obligations under any Indebtedness on any asset or property of the Company or any Restricted Subsidiary unless, in the case of Initial Liens on any asset or property that is not Collateral, the Notes are equally and ratably secured with (or, in the event the Lien relates to Junior Financing, are secured on a senior basis to) the obligations so secured.

(b)            Any Lien created for the benefit of Holders of the Notes pursuant to this Section 4.07 shall provide by its terms that such Lien be deemed automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien. In addition, in the event that an Initial Lien is or becomes a Permitted Lien, the Company may, at its option and without consent from any Holder, elect to release and discharge any Lien created for the benefit of the Holders pursuant to the preceding paragraph in respect of such Initial Lien.

(c)             In addition to the foregoing, the Company or any Restricted Subsidiary may create, incur or assume any additional Lien or take any action dealing with Collateral or the application of trust proceeds of the Collateral, provided, however the Company will not and will not permit any Restricted Subsidiary to create, incur or assume any such additional Lien or take any such action which is permitted under the Indenture as a result of the Supplemental Indenture but which was not prior to the effectiveness of the Supplemental Indenture permitted under the terms of this Indenture or the Security Documents, if such Lien or action (A) has the effect of releasing the Liens on all or substantially all of the Collateral which secure the Secured Notes Obligations, or (B) changes or alters the priority of the Liens securing the Secured Notes Obligations in any material portion of the Collateral in any way materially adverse, taken as a whole to the Holders.

(f)            Clauses (b), (c) and (g) of Section 5.01 of the Indenture (Merger, Consolidation, Amalgamation and Sale of All or Substantially All Assets) are hereby deleted in their entirety and replaced with “[Intentionally Omitted]” and all references in the Indenture to the clauses so eliminated are deleted in their entirety.

(g)            Clauses (c), (d), (e), (f), (g), (h), (i) and (j) of Section 6.01 of the Indenture (Events of Default) are hereby deleted in their entirety and replaced with “[Intentionally Omitted]” and all references in the Indenture to the clauses so eliminated are deleted in their entirety.

(h)           The following paragraph shall be added to the end of Section 6.01 of the Indenture:

Notwithstanding any other provision of this Indenture, the Notes, any Subsidiary Guarantee, the First Lien Intercreditor Agreement, the First Lien/Second Lien Intercreditor Agreement (as used herein, as defined in the Indenture prior to the date hereof) and the other Security Documents, each Transaction, any series of Transactions and the Transactions as a whole are permitted under and not prohibited by this Indenture, the Notes, any Subsidiary Guarantee, the First Lien Intercreditor Agreement, the First Lien/Second Lien Intercreditor Agreement and the other Security Documents and shall be deemed not to have resulted in or caused any Default or Event of Default under this Indenture or any default or violation under the Notes, any Subsidiary Guarantee, the First Lien Intercreditor Agreement, the First Lien/Second Lien Intercreditor Agreement or the other Security Documents. Without limiting the foregoing and for the avoidance of doubt, the Holders, the Trustee and the Notes Collateral Agent acknowledge and agree that the First Lien/Second Lien Intercreditor Agreement has been terminated and the Holders acknowledge that they have no rights thereunder.

(i)            Clauses (b), (c), (d) and (e) of Section 8.02 of the Indenture (Conditions of Defeasance) are hereby deleted in their entirety and replaced with “[Intentionally Omitted]” and all references in the Indenture to the clauses so eliminated are deleted in their entirety.

Section 1.2              Amendments to the Notes. The Notes are hereby amended to delete all provisions inconsistent with the amendments to the Indenture effected by this Supplemental Indenture.

Article II

WAIVERS

Section 2.1              Waiver of Defaults. As permitted by Sections 6.04 and 9.02 of the Indenture and as evidenced by the execution of this Supplemental Indenture and the Consents, the Holders have irrevocably waived any and all alleged or existing Defaults and Events of Default under the Indenture and their consequences under the Indenture, the Notes, any Subsidiary Guarantee, the First Lien Intercreditor Agreement, the First Lien/Second Lien Intercreditor Agreement and the other Security Documents, including, in each case, that arise out of, relate to, or in any way concern (a) any Transaction, any series of Transactions or the Transactions taken as a whole and (b) compliance with any provision of the Indenture, the Notes, any Subsidiary Guarantee, the First Lien Intercreditor Agreement, the First Lien/Second Lien Intercreditor Agreement or any Security Document with respect to any Transaction, any series of Transactions or the Transactions taken as a whole.

Article III

MISCELLANEOUS PROVISIONS

Section 3.1             Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

Section 3.2             Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.3             Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders, the Trustee and the Notes Collateral Agent, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.4            GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.5            WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, ANY SUBSIDIARY GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 3.6             Successors. All agreements of the Company in this Supplemental Indenture shall bind its successors. All agreements of the Trustee and the Notes Collateral Agent in this Supplemental Indenture shall bind their successors.

Section 3.7             Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 3.8             Severability. In case any provision in this Supplemental Indenture is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.9             The Trustee and Notes Collateral Agent. Each of the Trustee and the Notes Collateral Agent, as applicable, accepts the amendments of the Indenture effected by this Supplemental Indenture and agrees to perform its duties under the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining the rights and limiting the liabilities and responsibilities of the Trustee and the Notes Collateral Agent, as applicable, which terms and provisions shall in like manner define its rights and limit its liabilities and responsibilities in the performance of its duties under the Indenture as hereby amended. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, indemnities, powers, and duties of the Trustee shall be applicable in respect of this Supplemental Indenture (and any action or inaction of the Trustee relating to this Supplemental Indenture) as fully and with like force and effect as though fully set forth in full herein. The Trustee and the Notes Collateral Agent make no representation as to and shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture, the consents of the Holders of the Notes, any document used in connection with the solicitation of consents, or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Trustee and the Notes Collateral Agent assume no liability or responsibility for the same.

Section 3.10           Effectiveness. The provisions of this Supplemental Indenture shall be effective immediately and automatically upon the occurrence of the Transaction Effective Date (as defined in the Transaction Support Agreement).

Section 3.11           Effect of Headings. The Section headings herein have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and delivered, all as of the date first above written.

AMC ENTERTAINMENT HOLDINGS, INC.

By:	/s/ Sean D. Goodman
	Name:	Sean D. Goodman
	Title:	Executive Vice President and Chief
Financial Officer

AMC CARD PROCESSING SERVICES, INC.
AMC ITD, LLC
AMC LICENSE SERVICES, LLC
AMERICAN MULTI-CINEMA, INC.
as Guarantors

By:	/s/ Sean D. Goodman
	Name:	Sean D. Goodman
	Title:	Executive Vice President and Chief
Financial Officer

[SIGNATURE PAGE TO SUPPLEMENTAL INDENTURE]

CSC Delaware Trust Company
as Trustee and Notes Collateral Agent

By:	/s/ Gregory Daniels
Name:	Gregory Daniels
Title:	Vice President

[SIGNATURE PAGE TO SUPPLEMENTAL INDENTURE]